[ * ] =Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
EXHIBIT 10.61
LICENSE AGREEMENT
     THIS LICENSE AGREEMENT is made and entered into as of August 24, 2004 (the “Effective Date”) by and between InterMune, Inc., a Delaware corporation having its principal place of business at 3280 Bayshore Blvd., Brisbane, California 94005 (“Licensee”), and Chiron Corporation, a Delaware corporation having its principal place of business at 4560 Horton Street, Emeryville, California 94608 (“Chiron”).
BACKGROUND
     WHEREAS, Chiron has developed certain intellectual property rights with respect to Hepatitis C Virus (“HCV” as hereinafter defined) which relate to the HCV genome and encoded proteins;
     WHEREAS, Licensee desires to be engaged in the research and development of small molecule inhibitors of the HCV genome and encoded proteins and related therapeutics for the treatment of HCV infection, which activities fall within the scope of the Chiron Patent Rights (as hereinafter defined);
     WHEREAS, Licensee wishes to obtain a license under the Chiron Patent Rights for such purposes; and
     WHEREAS, Chiron is willing to grant, and has offered to grant Licensee a license under the Chiron Patent Rights for a negotiable fully paid-up, one-time fee; and
     WHEREAS, as an alternative to the arrangement whereby Licensee would secure a license under the Chiron Patent Rights for a fully paid up one time fee, Licensee wishes to enter into an arrangement pursuant to which Licensee shall provide consideration for the license under Chiron Patent Rights by paying to Chiron up-front fees, [ * ], milestone and royalty payments, which payments represent Chiron’s interest in the value contributed by the licensure of Chiron Patent Rights to Licensee’s program(s) for the research, development and commercialization of Identified Products, as hereinafter defined.
     NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, the parties hereto agree as follows:
1. DEFINITIONS
     For the purposes of this Agreement, the following definitions shall apply, and the terms defined herein in plural shall include the singular and vice-versa:
     1.1. “Affiliate” means, with respect to a party hereto, any corporation, partnership, joint venture or other business arrangement which is controlled by, controlling or under common control with such party, and shall include without limitation any direct or indirect

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beneficial ownership of more than fifty percent (50%) of the voting stock or participating profit interest of such corporation or other business entity. Without limiting the generality of the foregoing, the Affiliates of Chiron expressly exclude Novartis A.G, a Swiss corporation, and any Affiliate thereof not otherwise an Affiliate of Chiron (collectively, “Novartis”) unless and until such time as Novartis exercises its rights to control Chiron in accordance with the terms and conditions of the November 20, 1994 Governance Agreement between Chiron and Novartis’ predecessor in interest, Ciba-Geigy Limited.
     1.2. “Chiron Patent Rights” means the patents or patent applications owned by Chiron listed in Exhibit A attached hereto and incorporated herein, together with all patents issuing thereon, including any divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof, and foreign counterparts.
     1.3. “FDA” means the United States Food and Drug Administration and any successor drug regulatory entity thereto.
     1.4. “HCV” means the Hepatitis C virus, including any isolates, strains or mutations thereof.
     1.5. “Identified Products” means compounds that act on, whether by modulation, stimulation, inhibition, or otherwise:
     1.5.1. the HCV [ * ] with respect to which Licensed Processes were employed at any time during the course of the research, development or commercialization of such compounds; or
     1.5.2. [ * ], with respect to which Licensed Processes were employed at any time during the course of the research, development or commercialization of such compounds; or
     1.5.3. HCV which [ * ] compounds (a) [ * ] compounds defined by 1.5.1 or 1.5.2 above [ * ] Licensed Processes were utilized at any time during the course of the research, development or commercialization of such compounds; [ * ] (b) [ * ] activity that would infringe the Chiron Patent Rights but for the rights granted hereunder.
     1.6. “IND” means a “Notice of Claimed Investigational Exemption for a New Drug” filed with the FDA, as defined in 21 C.F.R. Part 312, or foreign equivalent thereof.
     1.7. “Licensee Confidential Information” means Licensee’s confidential and/or proprietary information relating to any Identified Product, including but not limited to Licensee’s know-how, invention disclosures, technology, libraries, targets, compounds, patents, proprietary
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materials and/or technologies, economic information, business or research strategies, trade secrets and material embodiments thereof.
     1.8. “Licensee Facility” means and is limited to the facilities of Licensee and its Affiliates located at the locations specified in Exhibit B attached hereto and incorporated herein and such other locations as Licensee may designate in writing from time to time to Chiron. Licensee may add additional locations to this list with Chiron’s prior written consent, which consent shall not be unreasonably withheld and, upon such consent, such additional locations shall be a Licensee Facility for purposes of this Agreement.
     1.9. “Licensed Composition” means any composition, the making, using, selling, keeping, offering for sale, importing or exporting thereof would, but for the license granted herein, infringe any Valid Claim within Chiron Patent Rights, if practiced in a Reference Country.
     1.10. “Licensed Method” means any method or process, the practice of which would, but for the license granted herein, infringe a Valid Claim of the Chiron Patent Rights, (including, without limitation, the manufacture, use, sale, keeping, offer for sale, importation or exportation of a product which would infringe any such Valid Claim), if practiced in a Reference Country.
     1.11. “Licensed Processes” means any process that involves the use, practice or manufacture of a Licensed Composition and/or Licensed Method, including without limitation: [ * ].
     1.12. “Licensed Territory” means (a) for purposes of use of the Licensed Processes, any country in the world where Licensee has a Licensee Facility; and (b) for purposes of development and commercialization of Identified Products means worldwide.
     1.13. “NDA” means an application submitted to the FDA or foreign equivalent thereof, which contains the details of the manufacture and testing of a new drug for purposes of obtaining regulatory approval to market such new drug.
     1.14. “Net Sales" shall be calculated in accordance with U.S. generally accepted accounting principles and means the gross amount billed or invoiced for sales or other dispositions of all Identified Products hereunder (other than sales or other dispositions to Affiliates unless such Affiliate is the end user), less the following deductions actually paid or incurred (to the extent they are not already reflected in the amount invoiced and to the extent they are not otherwise covered or reimbursed): (a) discounts, returns, allowances, Medicaid rebates, and wholesaler chargebacks allowed and taken in amounts customary in the trade; (b) import, export, excise, sales or use taxes, value added taxes, and other taxes, tariffs or duties directly imposed and properly allocable to Identified Product sales, but not taxes assessed on income derived from Identified Product sales; (c) separately itemized shipping, freight charges or insurance paid; and (d) amounts allowed or credited for retroactive price reductions or rebates.
[ * ] = Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Where Identified Product is sold in the form of a combination product containing one or more active ingredients in addition to an Identified Product, Net Sales for such combination product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the Identified Product if sold separately, and B is the total invoice price of any other active component or components, or devices, in the combination, if sold separately. If, on a country-by-country basis, the other active component or components in the combination are not sold separately in said country, Net Sales for the purpose of determining royalties of the combination product shall be calculated by multiplying actual Net Sales of such combination product by the fraction A/C where A is the invoice price of the Identified Product, if sold separately, and C is the invoice price of the combination product. If, on a country-by-country basis, neither the Identified Product nor the other active component or components of the combination product is sold separately in said country, Net Sales for the purposes of determining royalties of the combination product shall be determined by the parties by mutual agreement.
If Licensee receives any consideration for the sale or other disposal of any Identified Product or for the use of any Identified Product other than monetary consideration under bona fide arm’s length terms, then for the purposes of calculating the royalty payable under this Agreement, such Identified Products shall be deemed to be sold exclusively for money at the fair market price generally achieved for such Identified Products in the country in which such sale or other disposal or use occurred when such Identified Products are sold alone and not with other products.
     1.15. “Payment Term” shall have the meaning set forth in Section 8.2.
     1.16. “Phase I Clinical Trial” shall mean first human dosing, such as pursuant to a clinical trial, conducted in accordance with 21 C.F.R. 312.21(a) or other applicable regulatory requirements outside the United States, designed to establish the safety, and preliminary evidence of effectiveness, of a pharmaceutical product for human use.
     1.17. “Phase II Clinical Trial” shall mean first human dosing pursuant to a clinical trial, conducted in accordance with 21 C.F.R. 312.21(b) or other applicable regulatory requirements outside the United States, of appropriate size and designed to evaluate the effectiveness of a pharmaceutical product in patients with the disease for its intended use and in the dosage range to be prescribed by identifying the proportion of patients within the trial who respond to the pharmaceutical product.
     1.18. “Phase III Clinical Trial” shall mean first human dosing pursuant to a clinical trial, conducted in accordance with 21 C.F.R. 312.21(c) or other applicable regulatory requirements outside the United States, that is conducted after preliminary evidence suggesting effectiveness has been obtained, that is of appropriate size and design to establish that a pharmaceutical product is safe and effective for its intended use, to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and to support regulatory approval of such pharmaceutical product or label expansion of such pharmaceutical product.
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     1.19. “Reference Countries” means the United States of America for any activities that are conducted in the United States of America, and [ * ] for any activities that are conducted outside the United States of America.
     1.20. “Research and Development Field” means the research and development of Identified Products. The Research and Development Field is limited to the research and development of [ * ] HCV [ * ], and expressly excludes research and development related to [ * ]. Also excluded from the Research and Development Field are the research and development of (i)  [ * ] and (ii)  [ * ].
     1.21. “Research and Development Term” shall have the meaning set forth in Section 8.1.
     1.22. “[ * ]” means [ * ].
     1.23. “Valid Claim” means any claim of an issued (or granted) and unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for an appeal, and which has not been admitted by Chiron to be invalid or unenforceable generally through reissue or disclaimer.
2. LICENSE
     2.1. Research and Development License Grant. Subject to all of the terms and conditions in this Agreement, Chiron hereby grants to Licensee and to its wholly owned subsidiaries and to those of its Affiliates conducting research and development activities at the Licensee Facilities and to other of its Affiliates approved in writing by Chiron, which approval shall not be unreasonably withheld (collectively with Licensee, the “Licensed Entities”), a non-transferable, non-exclusive license, without the right to sublicense (unless Chiron has consented to such sublicense under Section 2.1(c) below), under the Chiron Patent Rights, to use Licensed Compositions and Licensed Methods in the Research and Development Field at a designated Licensee Facility in the Licensed Territory during the Research and Development Term and to make, have made, use, have used, sell, have sold, import, and export Identified Products during the term of this Agreement (the “License”). The License shall be solely for the benefit of:
          (a) Licensed Entities; or
          (b) Licensee and a bona fide third party collaborator of Licensee to whom Chiron has granted a license under Chiron Patent Rights to practice Licensed Processes in the Research and Development Field, as confirmed by Chiron’s prior written acknowledgement; or
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          (c) Licensee and any other third party bona fide research collaborator, provided (i) Licensee has provided Chiron with prior written notice identifying such third party collaborator and the scope of the collaboration and (ii) Chiron has provided prior written consent to Licensee providing such third party the benefit of the License, such consent not to be unreasonably withheld or delayed. For purposes of this provision, consent shall be favorably considered if, for example, the third party collaborator is granted such benefit for research purposes only, is exclusive to Licensee with regard to the benefit, retains no development or commercial rights to Identified Products and ceases all such activities upon the termination of its relationship with Licensee. Notwithstanding the foregoing, Chiron hereby acknowledges and consents to [ * ], provided that [ * ], further provided that [ * ], and still further provided that [ * ].
     2.2. Additional Licenses. For the avoidance of doubt, nothing in the foregoing shall be construed as a restriction on any licensing, or otherwise granting or authorizing, by Licensee of marketing, manufacturing, importing, exporting, distribution, development, selling or other commercialization rights to any Identified Product to a third party, and any third party so licensed shall be free to exercise any such rights without any further obligation to Chiron, provided that the sale of such Identified Product (including an Identified Product in development) by or through such third party remains subject to the payment, reporting and indemnity provisions of this Agreement. Nothing in this paragraph is intended to grant to Licensee the right to sublicense Chiron Patent Rights, Licensed Compositions or Licensed Methods to third parties.
     2.3. Prior Activity. For the avoidance of doubt, the foregoing and all subsequent terms of this Agreement shall be construed to embrace and apply to any activity carried out by Licensee, [ * ], prior to the Effective Date within the Research and Development Field, which activity may fall within the scope of the Chiron Patent Rights, provided however, that Licensee shall pay to Chiron within ten (10) days of the Effective Date any and all payments, if any, which would have been due under Sections 3.1.3, 3.1.4 and 3.1.5 had the License been granted prior to the Effective Date. Any Identified Products subject to such payment(s), including latest stage of clinical achievement for each such Identified Product, are listed in Exhibit C attached hereto and incorporated herein. In the event that no such payments are due and owing to Chiron pursuant to the prior sentence, Licensee hereby represents that it does not have any products in development which, as of the Effective Date, would have triggered any payments due under Sections 3.1.3, 3.1.4 and 3.1.5. Notwithstanding the foregoing, any rights granted to Licensee pursuant to this Section 2.3 shall terminate as of the Effective Date in the event of a termination of this Agreement by Chiron pursuant to Section 8.3.1(b) below.
     2.4. Use Limitations. Licensee shall not have any rights under the Chiron Patent Rights other than those specified in Sections 2.1 and 2.2, all other rights being retained by Chiron. Without limiting the foregoing, Licensee shall not use Licensed Processes outside the Research and Development Field or for the benefit of any third party not permitted by Section 2.1. In the event that [ * ], such Identified Products shall be subject to the milestone and royalty provisions herein and Licensee shall [ * ]. Without limiting the foregoing, Chiron grants Licensee no rights under the Chiron Patent Rights to make, have made, use, sell or otherwise
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[ * ]. Notwithstanding any other provision in this Section 2.4, [ * ] shall have the right to [ * ] in the Research and Development Field.
     2.5. Marketing Arrangements. In connection with arrangements with third parties whereby such third parties would distribute or market Identified Products, Licensee agrees to comply and to cause such third parties to comply with all terms and conditions of this Agreement. For the avoidance of doubt, neither Licensee nor any such third party that develops, distributes or markets Identified Products shall be required to make duplicate payments for any one Identified Product for which payment has been received by Chiron.
3. PAYMENTS
     3.1. Payments. In consideration of Chiron’s grant of the License to Licensee, Licensee shall, in addition to the other Licensee obligations referenced herein, make to Chiron the payments referenced in this Section 3.1.
          3.1.1 License Issuance Fee. Within thirty (30) days following the Effective Date, Licensee shall pay to Chiron a non-refundable license issuance fee (the “Issuance Fee”) of Three Hundred Seventy Five Thousand U.S. Dollars ($375,000).
          3.1.2 [ * ]. On [ * ] of the Effective Date during the Research & Development Term, [ * ], Licensee shall pay to Chiron [ * ] (the “[ * ]”) in the amount of [ * ] U.S. Dollars ($[ * ]). The [ * ] shall be creditable against royalty payments referenced in Sections 3.1.4 and 3.1.5, if any, for [ * ]. Royalty payments payable in excess of the [ * ] shall not be creditable against any [ * ].
          3.1.3 Milestone Payments. With respect to each and every Identified Product developed by (i) Licensed Entities; or [ * ] which reaches the milestone events referenced in this Section 3.1.3, Licensee shall pay to Chiron the following milestone payments:
               (a) Upon filing of an IND or commencement of Phase I Clinical Trials (or foreign equivalent), whichever occurs first: $500,000; and
               (b) [ * ]; and
               (c) [ * ]; and
               (d) [ * ]; and
               (e) [ * ].
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          For the avoidance of doubt, each payment pursuant to clause (a), (b), (c), (d) or (e) above shall be non-refundable, non-creditable, non-cancelable and payable once (and only once) with respect to each Identified Product regardless of the number of countries in which clinical trials are conducted or NDA or equivalent product registrations are filed or approved, and regardless of how many NDA or equivalent product registrations are filed or approved in any country with respect to such Identified Product. For the further avoidance of doubt, “commencement of Clinical Trial” shall mean the date of first such dosing of Identified Product in humans as part of such trial.
          3.1.4 Royalty Payments for [ * ] Identified Product [ * ]. Licensee shall, until the expiration of the Payment Term, pay to Chiron, within [ * ] days after the end of each calendar [ * ], an earned royalty equal to [ * ] percent ([ * ]%) of Net Sales of each Identified Product that [ * ].
          3.1.5. Royalty Payments for [ * ] Identified Products. Licensee shall, until the expiration of the Payment term, pay to Chiron, within [ * ] days after the end of each calendar [ * ], an earned royalty equal to [ * ] percent ([ * ]%) of Net Sales of each Identified Product that [ * ].
     3.2. Manner of Payment. All payments hereunder shall be in United States dollars in immediately available funds and shall be made by wire transfer to such bank account as may be designated from time to time by Chiron.
          3.2.1 Exchange Rate. In the event that Identified Products are sold in currencies other than United States dollars, Net Sales shall be calculated by Licensee in accordance with generally accepted accounting principles. Net Sales in such other currencies shall be converted into U.S. dollars at the end of each royalty reporting period using an exchange rate equal to the simple average of the daily “U.S. dollar noon buying rates” on each business day of the applicable royalty reporting period, as published at 12:00pm daily New York time by the Federal Reserve Bank of New York (available on Bloomberg & Reuters). Royalty payments due to Chiron pursuant to Sections 3.1.4 and 3.1.5 shall be calculated based on the Net Sales in United States dollars as calculated above.
          3.2.2 Blocked Currency. In the event that restrictions or prohibitions imposed by a national or international government authority preclude conversion of a national or international currency into United States dollars, Licensee and Chiron shall consult to find a prompt and acceptable solution and, prior to Licensee and Chiron determining such an acceptable solution, Licensee shall handle all money received by Licensee from the sale or other distribution of Identified Products as Chiron may lawfully direct. The cost and expense incurred as a consequence of any such handling shall be borne equally by Licensee and Chiron. Notwithstanding the foregoing, if any national or international currency cannot be converted into United States dollars when payment to Chiron is due and payable under Section 3.1 above, Licensee shall deposit the local currency equivalent of the United States dollar payment amount due and payable to Chiron in an interest-bearing account in the name of Chiron. In the event that conversion into United States dollars of any payment amount due and payable to Chiron deposited in an interest-bearing account pursuant to the previous sentence becomes possible,
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Licensee shall deliver such payment amount to Chiron promptly, however, if conversion of any such amount is not possible within twelve (12) months after the date payment was due and payment to Chiron, Licensee shall transfer to Chiron the amount deposited in the name of Chiron, together with all interest accrued on the amount deposited after the date of deposit.
          3.2.3 Late Payment. Any payment, including, without limitation, royalty payments, made by Licensee hereunder after the date such payment is due, shall bear interest at the lesser of: (a) [ * ] basis points above the three (3) month United States Dollar LIBOR as published in the Wall Street Journal on the day which is two business days prior to the date the payment is due, or (b) the maximum rate permitted by applicable law (the “Interest Rate”). The Interest Rate shall be calculated from the date payment was due until actually received by Chiron (the “Interest Period”) based on actual number of days lapsed and a 360-day year. If the Interest Period extends beyond three (3) months, at the beginning of each three (3) month interval, the Interest Rate will be recalculated using the current three (3) month LIBOR, as described above, until the payment is received.
          3.2.4 Underpayment. If an Inspection (as defined in Section 4.3 hereafter) reveals an underpayment, then Licensee shall promptly make up such underpayment with interest at the Interest Rate.
     3.3. Withholding Taxes. To the extent a statutory tax withholding obligation is imposed by a governmental authority upon any payment due and payable hereunder, Licensee shall be entitled to withhold from such payment to Chiron the amount, if any, of any tax assessed against Licensee and actually withheld, provided that such tax is only for the account of Licensee and evidence of the payment of such tax is promptly provided to Chiron. Licensee shall pay the amount of such tax to the proper taxing authority and shall be entitled to deduct the amount of such tax from the payment to be made by Licensee to Chiron. Licensee shall advise Chiron of any tax payment made for the benefit of Chiron pursuant to this Section 3.3 and provide Chiron copies of tax receipts for all taxes paid and deducted from the payment due and payable to Chiron, together with copies of all pertinent communications from or with governmental authorities with respect thereto. At Chiron’s reasonable request and at Chiron’s reasonable expense, Licensee shall reasonably assist Chiron in any effort by Chiron in claiming any exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force, and in minimizing the amount required to be so withheld or deducted.
4. STATEMENTS, RECORDS AND INSPECTION
     4.1. Statements. All milestone and royalty payments made to Chiron hereunder shall be accompanied by a written statement setting forth in reasonable detail the calculation thereof, including, for example, in the case of royalty payments, the gross amount billed or invoiced by the Licensee or an affiliate or commercial collaborators or any other third party for the sale or distribution for the Identified Product, itemized deductions against such gross amount, and Net Sales on a country-by country basis. Such statement shall contain reference to Net Sales by territory in United States Dollars, as calculated by the method in Section 3.2.
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     4.2. Record Keeping. Licensee shall keep and maintain, and shall cause its Affiliates [ * ] to keep and maintain, complete and accurate books of account and adequate records of all sales of Identified Products in sufficient detail to permit Chiron to confirm the accuracy of reported royalties hereunder, including without limitation, general accounting ledgers, invoice/sale registers, original invoices and shipping documents, tax returns, inventory and manufacturing records, sublicense and distributor agreements and price lists, product catalogs and other marketing materials, and shall retain such books and records for a period of three years from the last day of the calendar quarter in which such sales were made.
     4.3. Inspection. Chiron may from time to time and at any reasonable time, not exceeding once every twelve (12) months, use a Chiron auditor (or such firm of certified public accountants (“auditor”) as Chiron may select), to inspect the books and records of the Licensee, Licensee’s Affiliates [ * ], as the case may be, and records and books of sublicensees, to the extent necessary in order to verify the accuracy of any report or payment made under this agreement, or in the case of Licensee’s failure to make reports or pay royalties, to obtain information as to the royalty payable for any such period, by Licensee to Chiron (within the three (3) full-year period immediately preceding such audit) (the “Inspection”). Books and records shall include but not be limited to: (a) Accounting General Ledgers (electronically if available); (b) Invoice/Sales Registers; (c) Original Invoice and Shipping Documents; (d) Federal and State Business Tax Returns; (e) Company Financial Statements; (f) Sales Analysis Reports; (g) Inventory and or Manufacturing Records; (h) Sub-License and Distributor Agreements; and (i) Price Lists, Product Catalogs and Other Marketing Materials. Licensee agrees to maintain such books and records for a period of not less than [ * ] years from the date each royalty report is submitted to Chiron. Such Inspection shall be at Chiron’s expense unless a royalty payment deficiency is determined and such deficiency is [ * ] percent ([ * ]%) or greater, for any royalty reporting period included in the examination. In such case the Licensee shall be responsible for reimbursing Chiron for the examination fee and expenses charged by the auditor. Any underpayment as determined by the auditor shall be paid promptly to Chiron and will bear interest in accordance with Section 3.2.3. Licensee agrees to pay past due royalties for any royalty deficiency error as determined by the auditor, which affects periods prior to the period under audit. Chiron and the auditor shall maintain in confidence such Inspection and its resulting report. The auditor may from time to time consult with Chiron and any of its employees or third party counsel on questions as they relate to the licensed technology. The auditor may not disclose financial or proprietary information except as required by the license agreement or if it already exists in the public domain.
5. REPRESENTATIONS AND WARRANTIES; DISCLAIMER
     5.1. Mutual Warranties. Each party represents and warrants to the other party that (a) it has all requisite corporate power and authority to enter into this Agreement, to grant the licenses granted by it hereunder, and to perform its other obligations under this Agreement, (b) execution of this Agreement and the performance by the warranting party of its obligations hereunder, including, without limitation, the licenses granted by that party hereunder, have been duly authorized, and (c) this Agreement is fully binding and enforceable in accordance with its terms.
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     5.2. Licensee Warranties and Covenants. Licensee warrants, represents and covenants that:
          5.2.1. all of Licensed Entities’ activities related to its use of the Chiron Patent Rights pursuant to this Agreement shall comply in all material respects with all applicable legal and regulatory requirements, including, without limitation, all applicable regulatory requirements; and
          5.2.2. no Licensed Entity shall engage in any activities that would infringe the Chiron Patent Rights and are outside the scope of the Research and Development License to be granted hereunder (e.g., without limitation, use of the Licensed Processes outside the Licensee Facility or after the termination of the Research and Development Term); and
          5.2.3. it shall obtain from any [ * ] a written undertaking requiring such [ * ] to perform the payment obligations referenced in Article 3 herein; and
          5.2.4 that it shall promptly provide Chiron with a copy of such written undertaking described in Section 5.2.3 above.
     5.3. Chiron Warranties. Chiron represents and warrants to Licensee that, as of the Effective Date, the [ * ] for all Identified Products [ * ] and [ * ] for [ * ] Identified Products [ * ] are [ * ] for certain of the Chiron Patent Rights.
     5.4. DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, CHIRON MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE CHIRON PATENT RIGHTS OR ANY LICENSE GRANTED BY CHIRON HEREUNDER, OR WITH RESPECT TO ANY PRODUCTS OR SERVICES OF LICENSEE. FURTHERMORE, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A WARRANTY THAT ANY PATENT OR OTHER PROPRIETARY RIGHTS INCLUDED IN THE CHIRON PATENT RIGHTS ARE VALID OR ENFORCEABLE OR THAT LICENSED ENTITIES’ USE OF THE CHIRON PATENT RIGHTS CONTEMPLATED HEREUNDER DOES NOT INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.
     5.5. Patent Matters. Chiron shall have the exclusive right to take action against any infringement of any of the Chiron Patent Rights, in its sole discretion. Licensee shall cooperate reasonably in any action Chiron may take against any such infringement, upon Chiron’s request and at Chiron’s expense.
[ * ] = Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6. LIMITATION OF LIABILITY
NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES.
7. INDEMNITY
     7.1. Licensee Indemnity. Subject to Section 7.2, Licensee shall indemnify, defend and hold harmless Chiron and its Affiliates and the officers, directors, employees, agents and representatives of Chiron and its Affiliates from and against any and all claims, threatened claims, damages, losses, suits, proceedings or liabilities of any kind (“Claims”) arising out of or relating to Licensed Entities’ manufacture, use, sale, offering for sale, importation or exportation of Identified Products or to its use otherwise of the Chiron Patent Rights, including without limitation, Claims based on product liability or infringement of third party patent or intellectual property rights, except to the extent any such Claim arises from the negligence or willful misconduct or material breach of this Agreement by Chiron.
     7.2. Indemnification Procedures. Chiron shall notify Licensee in writing promptly upon becoming aware of any Claim to which such indemnification may apply. Licensee shall be relieved of its obligation of indemnification to the extent, and only to the extent, Licensee is prejudiced by any failure of Chiron to provide Licensee with the foregoing notice of any such Claim within a reasonable period of time. Licensee shall have the right to assume and control the defense of the Claim at its own expense. If the right to assume and have sole control of the defense is exercised by Licensee, Chiron shall have the right to participate in, but not control, such defense at its own expense and Licensee’s indemnity obligations shall be deemed not to include attorneys’ fees and litigation expenses incurred by Chiron after the assumption of the defense by Licensee. If Licensee does not assume the defense of the Claim, Chiron may defend the Claim at Chiron’s expense but shall have no obligation to do so. Chiron will not settle or compromise the Claim without the prior written consent of Licensee, and Licensee will not settle or compromise the Claim in any manner which would have an adverse effect on Chiron without the consent of Chiron, which consent, in each case, will not be unreasonably withheld. Chiron shall reasonably cooperate with Licensee and will make available to Licensee all pertinent information under the control of Chiron.
     7.3. Presumptions and Burden of Proof Regarding Claims of Exempt Product Status. The parties agree that there shall be a presumption that inhibitor compounds of (i) the HCV [ * ] or [ * ] HCV [ * ], or (iii) HCV, which [ * ] HCV [ * ] arising prior to the expiration of Chiron Patent Rights in the relevant Reference Country from Licensee’s program for research, development and commercialization of HCV [ * ] products (a “Product in Question”) are Identified
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Products, and are subject to the obligations governing Identified Products provided herein. In the event that Licensee contends that a Product In Question is not an Identified Product (an “Exempt Product”) Licensee shall have the burden of proving such contention by a [ * ], and the provisions of Section 7.4 shall apply.
     7.4. Exempt Product Notification. In the event that Licensee or any Licensee Affiliate makes an IND submission (or foreign equivalent) for any Product in Question after the Effective Date which Licensee contends to be an Exempt Product, Licensee shall provide Chiron a written notice providing particular and sufficient facts which are the basis for such contention (the “Exempt Product Notification”). Licensee shall provide Chiron with the Exempt Product Notification within thirty (30) days following IND (or foreign equivalent) filing of any alleged Exempt Product by Licensee (the “Exempt Product Notification Period”).
In the event that Licensee submits to Chiron an Exempt Product Notification, Chiron shall have the right to [ * ]. In the event that Chiron disputes Licensee’s claim that the Product in Question is an Exempt Product [ * ], the dispute shall be governed by the dispute resolution provisions provided herein, provided that the [ * ] and burden of proof provisions referenced in Section 7.3 shall apply to such dispute resolution.
In the event that Licensee fails to provide Chiron with an Exempt Product Notification within the Exempt Product Notification Period, [ * ].
In the event that a Product In Question is determined by action under this Section 7.4 to qualify as an Identified Product (provided that such determination is either accepted or no longer subject to challenge by Licensee under the dispute resolution provisions herein) at a time after the achievement of a corresponding milestone event for the Product In Question, and in the event the milestone payment relating to the same was not paid when it was due, any such unpaid milestone payment shall become immediately due and bear interest for the period of non-payment as provided in Section 3.2.3 above.
8. TERM AND TERMINATION
     8.1. Research and Development Term. The “Research and Development Term” shall be the period commencing from the Effective Date and ending on the earlier of (a) the date as of which Chiron receives Licensee’s notification that Licensee no longer desires to exercise the research and development License (granted under Section 2.1) and has permanently ceased all use of Licensed Processes or other activities which fall within the scope of the Chiron Patent Rights, or (b) the last to expire patent containing a Valid Claim within the Chiron Patent Rights in the relevant Reference Country in which Licensee or a Licensee Affiliate is conducting research activities.
     8.2. Payment Term; Expiration. Licensee’s obligation to make milestone payments as specified in Section 3.1.3, and royalty payments on Net Sales of Identified Products pursuant
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to Sections 3.1.4 and 3.1.5, shall terminate upon [ * ] (the “Payment Term”). In acknowledgement of Licensee’s agreement to enter into a deferred payment arrangement instead of paying a fully negotiable up-front fee for the license to the Chiron Patent Rights referenced herein, Licensee agrees that Licensee’s obligation to pay milestone and royalty payments as referenced herein shall be unconditional and irrevocable during the Payment Term, notwithstanding [ * ]. This Agreement shall expire upon the expiration of the Payment Term. Upon expiration of the Payment Term, all rights of Licensee hereunder shall automatically become fully paid-up, royalty-free, irrevocable, fully sublicenseable and perpetual.
     8.3. Termination.
          8.3.1. Chiron shall have the right to terminate this Agreement, at Chiron’s sole discretion, upon delivery of written notice to Licensee, upon the occurrence of any of the following:
          (a) In the event of any material breach by Licensee of any terms and conditions of this Agreement, provided that such breach has not been cured within sixty (60) days after written notice thereof is given by Chiron to Licensee; or
          (b) In the event that Licensee or any [ * ] challenges or knowingly supports (other than pursuant to a subpoena or other court order) a challenge to the validity of any of the Chiron Patent Rights. Chiron’s termination rights under this Section 8.3.1(b) may be exercised by Chiron at any time subsequent to Licensee’s (or any [ * ]) challenge to the validity of the Chiron Patent Rights.
          8.3.2. Either party shall have the right to terminate this Agreement, upon the filing by the other party in any court or agency pursuant to any statute or regulation of the United States or any state a petition in bankruptcy or insolvency or for reorganization or similar arrangement or for the appointment of a receiver or trustee of such party or its assets, upon the proposal of a written agreement of composition or extension of its debts, or if such party is served with an involuntary petition against it in any insolvency proceeding, upon the ninety-first (91st) day after such service if such involuntary petition has not previously been stayed or dismissed, or upon the making by such party of an assignment for the benefit of its creditors.
     8.4. Effect of Termination or Expiration.
          8.4.1. In General. Upon termination of this Agreement for any reason:
               (a) All rights and licenses to use Licensed Compositions and Licensed Methods granted to Licensee in Article 2 shall terminate, and Licensee shall cease all use of Chiron Patent Rights, provided, however, that Licensee retains all rights and licenses to research, develop, make, have made, use, have used, sell, have sold, import and export Identified Products granted to Licensee in Article 2 to the extent that the exercise of such rights does not infringe any Chiron Patent Rights, subject to Licensee’s obligations under Articles 3, 4 and 7;
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               (b) Chiron shall have the right to obtain specific performance of Licensee’s payment obligations referenced in Section 3.1, including, without limitation, Licensee’s royalty and milestone obligations referenced therein;
               (c) Chiron shall have the right to retain all amounts previously paid to Chiron by Licensee; and
               (d) Neither party shall be relieved of any obligation which accrued prior to the effective date of such expiration or early termination; in particular, without limitation, Licensee shall remain obligated to pay to Chiron all amounts which have accrued hereunder as of such date, all in accordance with Section 3.
          8.4.2. Survival. Except as expressly provided herein, the following provisions shall survive expiration or termination of this Agreement: Article 1, Article 2 (to the extent provided in Section 8.4.1 above), Article 3, Article 4, Article 5, Article 6, Article 7, Section 8.2, Article 9, Article 10 and any other provisions which by their nature are intended to survive termination.
9. CONFIDENTIAL INFORMATION
     9.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the parties agree that, for the term of this Agreement and for ten (10) years thereafter, Chiron (the “Receiving Party”) agrees that with respect to whatever Licensee Confidential Information it receives from Licensee (the “Disclosing Party”) hereunder, the Receiving Party shall keep such Licensee Confidential Information confidential and shall not publish or otherwise disclose or use such Licensee Confidential Information for any purpose other than as provided for by in this Agreement except for Licensee Confidential Information that the Receiving Party can establish:
          (a) was already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party and such Receiving Party has documentary evidence to that effect;
          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
          (c) became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of the Receiving Party in breach of this confidentiality obligation;
          (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation to the Disclosing Party not to disclose such information to others; or
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          (e) was independently discovered or developed by or on behalf of the Receiving Party without the use of the Licensee Confidential Information and the Receiving Party has documentary evidence to that effect.
     9.2 Authorized Disclosure and Use. Notwithstanding the foregoing Section 9.1, Chiron may disclose Licensee Confidential Information to the extent such disclosure is required to comply with a court order or applicable governmental law or regulation, including, without limitation, law and regulations of the United States Securities and Exchange Commission, the National Association of Securities Dealers or any national stock exchange regulation, and except as expressly provided herein. In addition, either party may disclose the terms of this Agreement to its accountants or attorneys or its potential or actual partners or collaborators under an obligation of confidentiality no less stringent than that provided in Section 9.1 above. In the event Chiron is required by court order to disclose Licensee Confidential Information, Chiron shall provide sufficient notice to Licensee and such reasonable cooperation and assistance to enable Licensee to seek a protective order or otherwise prevent or limit disclosure or use of such Licensee Confidential Information.
     9.3 Publicity. Neither Licensee nor Chiron shall make any public announcement concerning the economic terms of this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, the parties agree that either party shall have the right to issue a public announcement regarding the execution of this Agreement following such execution. The party making such public announcement shall submit the proposed form of such public announcement to the other party and shall incorporate the other party’s reasonable comments and suggestions prior to issuance of such public announcement.
10. GENERAL
     10.1. Provisions Contrary to Law. In performing this Agreement, the parties shall comply with all applicable laws. Wherever there is any conflict between any provision of this Agreement and any law, the law shall prevail, but in such event the affected provision of this Agreement shall be limited or eliminated only to the extent necessary, and the remainder of this Agreement shall remain in full force and effect. In the event the terms of this Agreement are materially altered as a result of the foregoing, the parties shall renegotiate in good faith the terms of this Agreement to resolve any inequities.
     10.2. Notices. Any notice required or permitted to be given by this Agreement shall be in writing and shall be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by first class, registered or certified mail addressed as set forth below unless changed by notice so given:
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If to Chiron:
Chiron Corporation
4560 Horton Street
Emeryville, California 94068-2916
Attention: President, Chiron BioPharmaceuticals
Fax: (510) 923-3832
Copy to: Office of the General Counsel
Fax: (510) 654-5360
If to Licensee:
InterMune, Inc.
3280 Bayshore Blvd.
Brisbane, California 94005
Attention: General Counsel
Fax: (415) 508-0006
     Any such notice shall be deemed delivered on the date received. In addition to any notices required or permitted hereunder, the parties shall use the contact information below for purposes of providing accounting or payment information set forth in Articles 3 and 4 hereof:
If to Chiron:
Chiron Corporation
4560 Horton Street
Emeryville, California 94068-2916
Attention: Manager, R&D Operations
Tel: (510) 923-8128
Fax: (510) 923-8341
If to Licensee:
InterMune, Inc.
3280 Bayshore Blvd.
Brisbane, California 94005
Attention: Chief Financial Officer
Tel: (415) 466-2269
Fax: (415) 466-2369
     10.3. Force Majeure. Neither party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war, civil unrest or intervention of any governmental authority; provided, that the affected party promptly notifies the other party and further provided that the affected party shall use its commercially reasonable efforts to avoid or remove such causes of non-
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performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.
     10.4. Use of Names. Licensee, at its sole cost and expense, shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with its activities conducted pursuant to this Agreement, if any, and shall own and control such trademarks. Nothing in this Agreement shall be construed as a grant to Licensee of rights, by license or otherwise, to the use of any trademarks, service marks, logos or the name of Chiron for any purpose. Neither party shall use the name or marks or logos of the other party for any purpose without the prior written consent of such other party.
     10.5. Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the party, except that (i) Chiron may, without Licensee’s consent, assign all of its rights and obligations hereunder in connection with any transfer of all of the Chiron Patent Rights, to any Affiliate of Chiron or another third party, (including, without limitation, a successor in interest) provided, however, that such Affiliate or assignee or successor in interest agrees to be bound by the terms of this Agreement; and (ii) Licensee may and shall assign all of its rights and obligation hereunder to a successor in interest of the entire business to which this Agreement relates, provided that such successor in interest agrees to be bound by the terms of this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the parties’ permitted successors and assigns.
     10.6. Waivers and Modifications. The failure of any party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by all parties hereto.
     10.7. Choice of Law and Jurisdiction. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof.
     10.8. Dispute Resolution. Any dispute arising out of or in connection with this Agreement shall be resolved by the parties in the following manner:
          10.8.1. Informal Settlement. Either party may initiate resolution of such controversy by providing to the other party a brief and concise statement of the initiating party’s claims, together with relevant facts supporting them, and referring to this Section 10. For a period of sixty (60) days from the date of such statement, or such longer period as the parties may agree in writing, the parties shall make good faith efforts to settle the dispute. Such efforts shall include, without limitation, full presentation of the parties’ respective positions before their respective designated senior executives.
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          10.8.2. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the validity, inducement, or breach thereof, shall be settled by binding arbitration before three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining, except where those rules conflict with this provision, in which case this provision controls. The parties hereby consent to the jurisdiction of the federal district court for the district in which the arbitration is held for the enforcement of this provision and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction shall enforce this clause and enter judgment on any award. Each arbitrator shall be an attorney who has at least fifteen (15) years of experience with a law firm or corporate law department of over twenty-five (25) lawyers or was a judge of a court of general jurisdiction. The arbitration shall be held in San Francisco, California or such other place as the parties agree, and in rendering the award the arbitrators must apply the substantive law of California (except where that law conflicts with this clause), except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. The arbitrators shall be neutral, independent, disinterested, impartial and shall abide by the Code of Ethics for Arbitrators in Commercial Disputes approved by the AAA. Within forty-five (45) days of initiation of arbitration, each party shall select its arbitrator. The third arbitrator shall be mutually agreed upon by the two arbitrators chosen by the parties. In the event that the two arbitrators cannot agree on a third arbitrator within sixty (60) days of their approval then AAA shall appoint an arbitrator who shall be an attorney who has at least fifteen (15) years of experience with a law firm or corporate law department of over twenty-five (25) lawyers or was a judge of a court of general jurisdiction. The parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrators. Failing such agreement, the AAA will design and the parties will follow procedures that meet such a time schedule. Each party has the right before or, if the arbitrator cannot hear the matter within a acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. Notwithstanding the foregoing, either party may seek an order from a court of competent jurisdiction to restrain the other from violating the nondisclosure provisions of Article 9, the restrictions on use of trademarks in Section 10.4, or the limitations on the use of the Chiron Patent Rights set forth in Article 2.
     10.9. Entire Agreement. This Agreement and the exhibits hereto constitute the entire agreement between the parties as to the subject matter hereof, and supersede all prior negotiations, representations, agreements and understandings regarding the same.
     10.10. Counterparts. This Agreement may be executed in counterparts with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.
     10.11. Relationship of the Parties. Each party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute Chiron and Licensee as partners, agents or joint venturers. Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the
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other party or to bind the other party to any contract, agreement or undertaking with any third party.
     10.12. Headings. Headings and captions are for convenience only and are not be used in the interpretation of this Agreement.
IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth above.

CHIRON CORPORATION		INTERMUNE, INC.

By:	/s/ Craig A. Wheeler	By:	/s/ Thomas Kassberg

	Craig A. Wheeler	Name:	Thomas Kassberg
	President, Chiron BioPharmaceuticals	Title:	Sr. VP Business Development

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EXHIBIT A
Patents Relating to HCV
[ * ]
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EXHIBIT B
Location(s) of Licensee Facility(ies)
InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, CA 94005
[ * ]
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EXHIBIT C
Identified Product(s) and Latest Stage of Clinical Achievement for each such Identified
Product arising from Licensee’s Prior Activity
(None)

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